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EXHIBIT 4.47


                            FIRST AMENDMENT AGREEMENT

         This First Amendment Agreement ("First Amendment") is entered into and effective as of April 26, 2002, by and between Telenetics Corporation, a California corporation ("Company"), and Rutan & Tucker, LLP, a California limited liability partnership ("holder").

                                 R E C I T A L S
                                 ---------------

         A. The Company is indebted to the holder under a 6% Convertible Subordinated Secured Promissory Note due 2003 in the original principal amount of $474,852.32 ("Note") that was made by the Company in favor of the holder pursuant to the terms of an Agreement dated as of June 25, 2001 by and between the Company and the holder ("Debt Agreement"). The Note was made to evidence indebtedness that the Company owed to the holder as a result of services provided by the holder to the Company and is secured pursuant to a Security Agreement entered into as of June 25, 2001 by and between the Company and the holder ("Security Agreement").

         B. As of the date hereof, the Company owed to the holder certain principal and accrued but unpaid interest under the Note ("Past Services Balance") and additional amounts as a result of additional services rendered by the holder to the Company ("Additional Services Balance").

         C. The Company and the holder desire to amend the Note, the Security Agreement and the Debt Agreement on the terms set forth in this First Amendment.

                                A G R E E M E N T
                                -----------------

         In consideration of the foregoing recitals and the agreements contained in this First Amendment, the parties agree as follows:

         1. The principal sum of the Note as of the date of this First Amendment hereby is amended to include the sum of the Past Services Balance and the Additional Services Balance. Commencing on May 1, 2002 and continuing on the first day of each month thereafter until this Note is paid in full (each a "Future Addition Date"), any and all amounts of fees and costs that become due from the Company to the holder in connection with the holder's provision of services to the Company during the month preceding the Future Addition Date shall be added to the principal sum of this Note unless the holder, in its sole, absolute and unfettered discretion, elects not to make such addition to the principal balance of this Note.

         2. The interest rate of the Note hereby is decreased from 6% per annum to 3% per annum (computed on the basis of a 360-day year of twelve 30-day months) for interest accruing under the Note on or after the date of this First Amendment; provided, however, that if an Event of Default has occurred and is continuing, then the interest rate of the Note shall be equal to the lesser of 6% per annum or the highest amount permitted by law.

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         3. Paragraph 1 of the Note hereby is amended to read in its entirety as follows:

                  1. PAYMENTS OF PRINCIPAL AND INTEREST. Principal and interest shall be payable in 21 successive monthly payments commencing on May 1, 2002 and continuing on the first day of each month thereafter, with the first 20 monthly payments to be at least $30,000.00 each and the final payment to be in the amount of the unpaid principal balance plus all accrued and unpaid interest and any other amounts payable under this Note. Payments shall be applied first against accrued interest and then against outstanding principal and any other amounts payable under this Note. All payments of principal of and interest on this Note shall be in such coin or currency of the United States of America as at the time of payment shall be legal tender for payment of public and private debts.

         4. Paragraph 9(a) of the Note hereby is amended to read in its entirety as follows:

                  (a) The Company will duly and punctually pay the principal of and interest on this Note in accordance with the terms of this Note. In addition, the Company shall use its best efforts to make prepayments of any and all amounts due under this Note at the earliest practicable dates.

         5. Paragraph 10(d) of the Note hereby is amended to read in its entirety as follows:

                  (d) Whenever used in this Note, the words "Company" and "holder" shall be deemed to include their respective successors and assigns. The Company may not assign its obligations under this Note, by operation of law or otherwise, without the prior written consent of the holder, which consent may be withheld in the holder's absolute discretion. This Note and any rights related hereto may not be assigned by the holder of this Note to any third party, and this note is non-negotiable and may not be transferred by endorsement or delivery.

         6. The Security Agreement remains in full force and effect. The Company acknowledges that the Security Agreement was intended to and does secure the Note, as amended by this First Amendment.

         7. The Debt Agreement hereby is modified to the extent necessary to reflect the terms of this First Amendment. The Company and the holder acknowledge and agree that the registration and indemnification obligations of the Company contained in the Debt Agreement apply to all additional shares of common stock that become issuable upon conversion of the Note, as the Note is amended by this First Amendment and as the Note may be further amended from time to time.

         8. Each party affirms as of the date of this First Amendment the representations and warranties that it made to the other party in Section 3 or
Section 4 of the Debt Agreement.

         9. Except as expressly modified above, the provisions of the Note, the Security Agreement and the Debt Agreement remain in full force and effect.


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         10. THE COMPANY ACKNOWLEDGES THAT THE HOLDER IS THE COMPANY'S LEGAL
COUNSEL, AND THAT AS A RESULT THE HOLDER HAS A CONFLICT OF INTEREST INSOFAR AS IT HAS PARTICIPATED IN THE NEGOTIATION AND PREPARATION OF THIS FIRST AMENDMENT AND ANY OTHER RELATED AGREEMENTS. THE COMPANY IRREVOCABLY AND PERMANENTLY WAIVES ANY SUCH CONFLICT OF INTEREST ON THE PART OF THE HOLDER, AND ACKNOWLEDGES THAT IT HAS BEEN ADVISED TO OBTAIN SEPARATE LEGAL REPRESENTATION IN CONNECTION WITH THIS FIRST AMENDMENT AND TRANSACTIONS RELATING THERETO.

         IN WITNESS WHEREOF, the undersigned duly authorized representatives of the holder and the Company have executed and delivered this First Amendment as of April 26, 2002.

                  COMPANY:           TELENETICS CORPORATION



                                     By:     /s/ David Stone
                                            ------------------------------------
                                            David Stone, Chief Financial Officer

                  HOLDER:            RUTAN & TUCKER, LLP



                                     By:     /s/ Larry Cerutti
                                            ------------------------------------
                                            Larry A. Cerutti, Partner


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